Exhibit 4.[7]

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES AND EXCHANGE ACT OF 1934

As of February 7, 2020, Lennox International Inc. has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our Common Stock and (2) our 3.000% Notes due 2023.

Description of Common Stock

The following summary of our capital stock is based on and qualified by our Restated Certificate of Incorporation and Amended and Restated Bylaws. For a complete description of the terms and provisions of our Capital Stock, refer to our Restated Certificate of Incorporation and Amended and Restated Bylaws, both of which are filed as exhibits to this Annual Report on Form 10-K.

Authorized Capital Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 25,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The outstanding shares of our Common Stock are legally issued, fully paid and nonassessable. There are no shares of Preferred Stock currently outstanding.

Voting Rights

The holders of our Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of a contested election of directors, by a plurality) of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy, voting together as a single class, except as may be required by law and subject to any voting rights granted to holders of any Preferred Stock. However, the removal of a director from office for cause, the approval and authorization of specified business combinations and amendments to specified provisions of our certificate of incorporation and bylaws each require the approval of not less than 80% of our voting stock, voting together as a single class. The Common Stock does not have cumulative voting rights.

Dividend Rights

Subject to the prior rights of the holders of any shares of our Preferred Stock, the holders of shares of our Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by our board of directors.

Liquidation Rights

On our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of shares of Common Stock are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock.

Anti-Takeover Provisions

Classified Board of Directors; Removal; Number of Directors; Filling Vacancies

Our certificate of incorporation and bylaws provide that our board of directors shall be divided into three classes, with the classes to be as nearly equal in number as possible. The term of office of each class shall expire at the third annual meeting of stockholders for the election of directors following the election of such class. Each director is to hold office until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Our bylaws provide that any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the bylaws, our board of directors could prevent any stockholder from enlarging our board of directors and filling the new directorships with such stockholder’s own nominees. Moreover, our certificate of incorporation and bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of our voting stock at a special meeting of stockholders called expressly for that purpose.

The classification of directors could have the effect of making it more difficult for stockholders to change the composition of our board of directors. The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders.

No Stockholder Action by Written Consent; Special Meetings

Our certificate of incorporation and bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and stockholder action may not be taken by written consent in lieu of a meeting. Special meetings of stockholders can be called only by our board of directors by a resolution adopted by a majority of our board of directors, or by the chairman of the board, vice chairman or the president.

Our certificate of incorporation and bylaws prohibit stockholder action by written consent and permit special meetings to be called only by the chairman, vice chairman or president, or at the request of a majority of our board or directors, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Other Rights and Preferences

The Common Stock has no sinking fund or redemption provisions and does not have any preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “LII.”

Description of Notes

The following description of our 3.000% Notes due 2023 (the “notes”), is only a summary of the material provisions of the notes and the base indenture dated as of May 3, 2010 between Lennox and U.S. Bank National Association, as trustee (the “base indenture”), and the sixth supplemental indenture dated as of November 3, 2016 (the “supplemental indenture,” and together with the base indenture, the “indenture”). This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939 (the “TIA”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the TIA. Reference is made to the indenture for a complete description of the terms and provisions of the notes, as well as any other capitalized terms used herein for which no definition has been provided.

General

The notes were issued in an initial aggregate principal amount of $350,000,000 and will mature on November 15, 2023. The notes were issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The notes are not entitled to any sinking fund. The indenture does not limit the amount of notes that we may issue nor does it limit our ability, or the ability of our subsidiaries, to incur or guarantee additional unsecured indebtedness.

The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior unsecured and unsubordinated indebtedness and will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of our assets and the assets of our subsidiaries securing such indebtedness.

Interest

Interest accrues at a rate of 3.000%, payable semi-annually on May 15 and November 15 of each year, to the persons in whose names the notes are registered in the security register at the close of business on the May 1 or November 1 preceding the relevant interest payment date, except that interest payable at maturity will be paid to the same persons to whom principal of the notes is payable. Interest is computed on the notes on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

If the notes are redeemed prior to September 15, 2023, the notes are redeemable at a redemption price, to be calculated by us, equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in each case, accrued and unpaid interest on the notes to be redeemed to the date of redemption.

If the notes are redeemed on or after September 15, 2023, the notes are redeemable at a redemption price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to but excluding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.
“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all Quotations obtained.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.
“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers (as defined below) specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If we are redeeming less than all the notes, (a) if the notes are represented by global notes, interests in the global notes will be selected for redemption in accordance with the customary procedures of The Depository Trust Company (“DTC”), or (b) if the notes are represented by notes in certificated form, the trustee under the indenture must select the notes to be redeemed by such method as the trustee deems accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.
Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described under “—Optional Redemption” by giving irrevocable notice to the trustee in accordance with the indenture, each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Unless we have exercised our right to redeem the notes, within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to the notes, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•
deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us of notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

Certain Covenants

Limitation on Consolidation, Merger, Conveyance or Transfer

The indenture provides that we may not consolidate with or merge into any other Person in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease all or substantially all of our assets (on a consolidated basis) to any Person, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the indenture);

•	the successor entity expressly assumes our obligations on the notes and under the indenture;

•
immediately after giving effect to the transaction, no event of default, and no event, that after notice or lapse of time, or both, would become an event of default, has occurred and is continuing under the indenture; and

•	certain other conditions under the indenture are met.
In such event, we will be discharged from all obligations and covenants under the indenture and the notes and may be liquidated and dissolved. The successor Person formed by such consolidation or into which we are merged or to which such sale, conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise all of our rights and powers under the indenture with the same effect as if such successor had been named as the Company in the indenture.

Limitations on Liens

We will not, and will not permit any Material Subsidiary to, create, assume or guarantee any indebtedness for money borrowed that is secured by Liens on any Principal Property without making effective provision for securing the notes equally and ratably with such indebtedness, except that the foregoing restrictions will not apply to:

•
Liens on Principal Property existing at the time we or a Material Subsidiary acquired or leased the Principal Property, including Principal Property owned by us or a Material Subsidiary through a merger or similar transaction;

•
Liens on any Principal Property acquired, constructed or improved by us or any Material Subsidiary after the date of the supplemental indenture, which Liens are created or assumed contemporaneously with, or within 180 days of, such acquisition, construction or improvement and which are created to secure, or provide for the payment of, all or any part of the cost of such acquisition, construction or improvement;

•	Liens on property of any Person existing at the time such Person becomes a Material Subsidiary;

•	any Permitted Credit Agreement Lien;

•	any Lien renewing, extending, refinancing or replacing any Lien referred to above; or

•
any other Liens on any of our or our subsidiaries’ assets or properties that secure indebtedness, liabilities and obligations of us or our subsidiaries in an aggregate outstanding amount which, together with all Attributable Debt of ours and any of our subsidiaries then outstanding in respect of Sale and Leaseback Transactions that are entered into pursuant to the final paragraph under “—Limitations on sale and leaseback transactions” below and are still in existence, does not exceed 15% of our Consolidated Net Tangible Assets.

Limitations on Sale and Leaseback Transactions

We will not, and will not permit any of our Material Subsidiaries to, enter into any arrangement with any person providing for the leasing by us or any Material Subsidiary of any Principal Property that has been or is to be sold or transferred by us or such Material Subsidiary to such person with the intention of taking back a lease of such property (a “Sale and Leaseback Transaction”), unless:

•
we or such Material Subsidiary would be entitled to incur indebtedness at least equal in amount to the Attributable Debt with respect to such Sale and Leaseback Transaction secured by a Lien on such Principal Property under one of the exceptions for Liens set forth in the first five bullet points under “—Limitations on Liens” above without equally and ratably securing the notes;

•
an amount equal to the greater of (1) the net proceeds of the sale or transfer and (2) the Attributable Debt of the Principal Property sold (as determined by us) is applied within 180 days to the voluntary retirement of notes or other indebtedness of the Company (other than indebtedness subordinated to the notes) or a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

•
the lease is executed at the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement or the commencement of substantial commercial operation of the applicable Principal Property;

•	the lease payment in such Sale and Leaseback Transaction is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation;

•	the lease is for a period not exceeding three years; or

•	the lease is with us or another Material Subsidiary.

Notwithstanding the foregoing, we or any of our subsidiaries may enter into a Sale and Leaseback Transaction that would otherwise be subject to the foregoing restrictions if, after giving effect thereto and at the time of determination, the sum of (A) the aggregate principal amount of our and our subsidiaries’ indebtedness secured by Liens permitted solely pursuant to the exception described in the last bullet point under “—Limitations on Liens” above and (B) our and our subsidiaries’ Attributable Debt with respect to such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into pursuant to this paragraph does not exceed 15% of our Consolidated Net Tangible Assets.

Definitions Relating to Restrictive Covenants

For purposes of the foregoing discussion of the restrictive covenants under the indenture, the following definitions are applicable:

“Attributable Debt” with regard to a Sale and Leaseback Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under the lease during the remaining term thereof (including any period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine the rate, the weighted average interest rate per annum borne by the notes then outstanding under the indenture) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (x) the net amount determined assuming termination upon the first date the lease may be terminated (in which case the net amount will also include the amount of the penalty, but will not include any rent that would be required to be paid under the lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond 12 months from such date at our option) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on our most recent consolidated balance sheet and determined in accordance with GAAP.

“Credit Agreement” means the Sixth Amended and Restated Credit Facility Agreement, dated August 30, 2016, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., Wells Fargo Bank, N.A. and The Bank of Tokyo-Mitsubushi UFJ, LTD., as syndication agents, and the lenders party thereto, as it may be amended, supplemented or otherwise modified from time to time.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which guaranteeing the notes would result in an adverse tax consequence to us.

“Foreign Subsidiary” means any subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Liens” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such Person.

“Material Subsidiary” means each subsidiary guarantor and any other subsidiary of Lennox (except LPAC Corp. and any Excluded Foreign Subsidiary) (i) the book value (determined in accordance with GAAP) of whose total assets equals or exceeds ten percent (10%) of the book value of our consolidated total assets as determined as of the last day of our most recent fiscal quarter or (ii) which owns a Principal Property.

“Nonrecourse Obligation” means indebtedness for borrowed money or lease payment obligations related to (i) the acquisition of a Principal Property not previously owned by the Company or any subsidiary or (ii) the financing of a project involving the development or expansion of any Principal Property owned by the Company or any subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any subsidiary or any of the Company’s or its subsidiaries’ assets other than such Principal Property so acquired, developed or expanded, as applicable.

“Permitted Credit Agreement Liens” means:

•	any Lien on our headquarters building located at 2140 Lake Park Blvd., Richardson, Texas;

•
any Lien existing on any fixed or capital asset (including equipment) prior to the acquisition thereof by us or any of our subsidiaries or existing on any property or asset of any Person that becomes a subsidiary after the date hereof prior to the time such Person becomes a subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a subsidiary, as the case may be, (ii) such Lien shall not apply to any other of our assets or of the assets of any of our subsidiaries, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and (iv) the aggregate principal amount of all indebtedness secured by Liens permitted by this clause shall not at any time exceed $50,000,000;

•
Liens on fixed or capital assets (including equipment), or other assets acquired with purchase money indebtedness, in each case acquired, constructed or improved by us or any of our subsidiaries; provided that (i) such security interests secured indebtedness permitted by the Credit Agreement, including Capital Lease Obligations, (ii) such security interests and the indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other of our property or assets or of any of our subsidiaries;

•
(i) Liens on our property or the property of any of our subsidiaries securing indebtedness owing to us or a guarantor permitted by the Credit Agreement and (ii) Liens on property of any subsidiary that is not a Material Subsidiary securing Indebtedness owing to any other subsidiary that is not a Material Subsidiary permitted by the Credit Agreement;

•	Liens securing indebtedness of Foreign Subsidiaries permitted by the Credit Agreement provided that such Liens encumber only assets of the Foreign Subsidiaries;

•
Liens granted in connection with any Receivable Securitization Facility permitted under the Credit Agreement on the receivables sold pursuant thereto (together with all collections and other proceeds thereof and any collateral securing the payment thereof), all right, title and interest in and to the lockboxes and other collection accounts in which proceeds of such receivables are deposited, the rights under the documents executed in connection with such Receivable Securitization Facility and in the equity interests issued by any special purpose entity organized to purchase the receivables thereunder;

•	Liens on cash securing indebtedness arising in connection with Swap Agreements permitted by the Credit Agreement;

•
Liens on materials, supplies, components or equipment acquired with purchase money indebtedness permitted to be incurred under the Credit Agreement, so long as (i) such security interests and the indebtedness secured thereby are incurred prior to or within 90 days after such acquisition, (ii) the indebtedness secured thereby does not exceed 100% of the cost of acquiring such materials, supplies, components or equipment and (iii) such security interests shall not apply to any other of our property or assets or the property or assets of any of our subsidiaries; and

•	customary call, buy-sell or similar rights negotiated on an arm’s length basis and granted to third-party joint venture partners in respect of equity interests of the applicable joint venture.
“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned by us or any of our Material Subsidiaries, whether owned on the date of the supplemental indenture or thereafter acquired, that has a book value (determined in accordance with GAAP) in excess of 2% of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries. Any plant, warehouse, office building or parcel of real property or portion thereof which our board of directors or the board of directors (or the members, for limited liability companies) of the relevant Material Subsidiary determines is not of material importance to the business conducted by us and our subsidiaries taken as a whole will not be a Principal Property.

“Receivable Securitization Facility” means, with respect to us or any subsidiary, a transaction or group of transactions typically referred to as a securitization in which we or such subsidiary sells its accounts receivable in a transaction accounted for as a true sale to a special purpose bankruptcy remote entity that obtains debt financing to finance the purchase price.

“subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more of the subsidiaries or by us and one or more of the subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of us or our subsidiaries shall be a Swap Agreement. For the avoidance of doubt, agreements relating to accelerated share repurchase programs, and similar programs or arrangements, shall not be considered Swap Agreements.

Events of Default

You will have special rights if an event of default occurs and is not cured. With respect to the notes, the term “event of default” means any of the following:

•	our default in the payment of principal or premium on the notes when due and payable whether at maturity, upon acceleration, redemption, or otherwise;

•	default in the payment of interest on the notes when due and payable; if that default continues for a period of 30 days;

•
default in the performance of or breach of any of our other covenants or agreements in the indenture, and that default or breach continues for a period of 90 consecutive days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the notes;

•
any guarantee by a Material Subsidiary ceases for any reason to be, or is asserted in writing by us or such Material Subsidiary not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the indenture and any such guarantee;

•
an event of default, as defined in the indenture or instrument under which we or any Material Subsidiary have outstanding at least $75,000,000 aggregate principal amount of indebtedness for money borrowed, occurs and is continuing and such indebtedness, as a result thereof, is accelerated so that the same is or becomes due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration is not rescinded or annulled within 30 days after notice thereof has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes at the time outstanding;

•	a court having jurisdiction enters a decree or order for:

o	relief in respect of us or a Material Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

o
appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or a Material Subsidiary or for all or substantially all of our or a Material Subsidiary’s property and assets; or

o	the winding up or liquidation of our or a Material Subsidiary’s affairs and such decree or order remains unstayed and in effect for a period of 60 consecutive days; or

•	we or a Material Subsidiary:

o
commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law;

o
consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or substantially all of our or a Material Subsidiary’s property and assets; or

o	effect any general assignment for the benefit of creditors.

Certain Additional Payments

Under certain circumstances, we may become obligated to make payments on the notes in excess of stated principal and interest. Treasury regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the notes to be different from the consequences discussed below. For purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We intend to treat the possibility of our making the above payments as remote or to treat the amount of such payments as incidental. Accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our treatment will be binding on all holders, except a holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the note was acquired. However, our treatment is not binding on the IRS. If the IRS were to challenge our treatment, a holder might be required to accrue income on the notes in excess of stated interest and any otherwise applicable original issue discount and to treat as ordinary income, rather than capital gain, any gain recognized on the disposition of the notes before the resolution of the contingencies. In any event, if we actually make any such payment, the timing, amount and character of a holder’s income, gain or loss with respect to the notes may be affected.

Defeasance and Discharge

Defeasance

The term defeasance means we (and to the extent applicable, the subsidiary guarantors) are discharged from some or all of our obligations under the indenture. If we deposit in trust with the trustee under the indenture any combination of money or government securities in an amount sufficient to make payments on the notes under the indenture on the dates those payments are due, then, at our option:

•	we will be discharged from any and all obligations with respect to the notes (“legal defeasance”); or

•
we will no longer have any obligation to comply with any specified restrictive covenants with respect to the notes and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

If the notes are defeased, the holders of the notes will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes or maintain paying agencies and hold money for payment in trust.

In the event that we exercise our legal defeasance option or our covenant defeasance option with respect to the notes, each subsidiary guarantor will be released from all of its obligations with respect to its guarantee of the notes.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the beneficial owners of the notes to recognize income, gain or loss for U.S. federal income tax purposes and that the beneficial owners would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, the opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge

In addition, we may discharge our obligations and, to the extent applicable, the obligations of the subsidiary guarantors with respect to the notes and the indenture when:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all of the notes outstanding under the indenture;

•
all of the notes previously authenticated and delivered (subject to certain exceptions) have been delivered to the trustee for cancellation and we have paid all amounts payable by us under the indenture; or

•
all of the notes are to be called for redemption within one year under arrangements satisfactory to the trustee, and we irrevocably deposit in trust with the trustee, solely for the benefit of the holders, cash or government securities (maturing as to principal and interest in such amounts and at such times as will insure the availability of sufficient cash) that, after payment of all federal, state and local taxes and other charges and assessments in respect thereof payable by the trustee, will be sufficient to pay the principal of and any interest on the notes to maturity or redemption, as the case may be, and to pay all other amounts payable by us under the indenture.

With respect to the first and second bullet points above, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee under the indenture will survive. With respect to the third bullet point, certain rights and obligations under the indenture (such as our obligation to maintain an office or agency, to have moneys held for payment in trust, to register the transfer or exchange of the notes, to deliver the notes for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) will survive until the notes are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee will survive.